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                                                                    EXHIBIT 11.1

                               ALTERA CORPORATION

                            ------------------------

                      COMPUTATION OF EARNINGS PER SHARE(1)

                                                                (IN THOUSANDS EXCEPT PER SHARE
                                                                           AMOUNTS)
                                                               --------------------------------
                                                                   YEARS ENDED DECEMBER 31,
                                                               --------------------------------
                                                                 1996        1995        1994
                                                               --------     -------     -------
PRIMARY:
Weighted average shares outstanding........................      87,405      86,626      83,252
Net effect of dilutive stock options.......................       4,419       4,528       3,240
                                                               --------     -------     -------
Total......................................................      91,824      91,154      86,492
                                                               ========     =======     =======
Net income.................................................    $109,135     $86,871     $14,608
                                                               ========     =======     =======
Net income per share.......................................    $   1.19     $  0.95     $  0.17
                                                               ========     =======     =======
FULLY DILUTED:
Weighted average shares outstanding........................      87,405      86,626      83,252
Net effect of dilutive stock options.......................       5,042       4,684       3,240
Assumed conversion of convertible subordinated notes.......       8,990       4,778          --
                                                               --------     -------     -------
Total......................................................     101,437      96,088      86,492
                                                               ========     =======     =======
Net income.................................................    $109,135     $86,871     $14,608
Add:
Convertible subordinated notes interest, net of income
  taxes....................................................       7,440       4,397          --
                                                               --------     -------     -------
Adjusted net income........................................    $116,575     $91,268     $14,608
                                                               ========     =======     =======
Net income per share.......................................    $   1.15     $  0.95     $  0.17
                                                               ========     =======     =======

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(1) This exhibit should be read in conjunction with Notes 2, 9 and 10 of Notes to Consolidated Financial Statements.

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